UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 26, 2013 (February 22, 2013)
GAMESTOP CORP.
(Exact name of registrant as specified in its charter)
Delaware	1-32637	20-2733559
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
625 Westport Parkway, Grapevine, TX		76051
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(817) 424-2000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2013, the Compensation Committee (the “Committee”) of the Board of Directors of GameStop Corp. (the “Company”) set the annual compensation opportunities for the Company’s fiscal year ending February 1, 2014 (“fiscal 2013”) of Daniel A. DeMatteo, Executive Chairman, J. Paul Raines, Chief Executive Officer, Tony D. Bartel, President, Robert A. Lloyd, Executive Vice President and Chief Financial Officer, and Michael K. Mauler, Executive Vice President of GameStop International.

Name and Position	2013 Base Salary	2013 Target Annual Incentive Opportunity (% of Base Salary)	Estimated Grant Date Fair Value of 2013 Long-term Incentive Awards	2013 Total Direct Compensation at Target
Daniel A. DeMatteo Executive Chairman	$900,000	150%	$2,500,000	$4,750,000
J. Paul Raines Chief Executive Officer	$1,060,000	200%	$4,000,000	$7,180,000
Tony D. Bartel President	$830,000	100%	$2,400,000	$4,060,000
Robert A. Lloyd Executive Vice President & Chief Financial Officer	$636,000	100%	$1,680,000	$2,952,000
Michael K. Mauler Executive Vice President GameStop International	$530,000	100%	$1,200,000	$2,260,000

Fiscal 2013 Base Salaries

The fiscal 2013 compensation approved by the Committee reflects the following adjustments to base salaries:

Name and Position	2012 Base Salary	2013 Base Salary	Increase / (Decrease)
Daniel A. DeMatteo Executive Chairman	$900,000	$900,000	$0
J. Paul Raines Chief Executive Officer	$1,030,000	$1,060,000	$30,000
Tony D. Bartel President	$806,000	$830,000	$24,000
Robert A. Lloyd Executive Vice President & Chief Financial Officer	$600,000	$636,000	$36,000
Michael K. Mauler Executive Vice President GameStop International	$500,000	$530,000	$30,000

Fiscal 2013 Performance Bonus Criteria

For fiscal 2013 annual incentives, the Committee approved performance criteria based on operating earnings, with payouts based on a percentage of annual salary as set forth above. Bonuses may also be earned in greater or lesser percentages if performance is above or below target levels. The Committee changed the target annual incentive opportunity of Daniel A. DeMatteo from 200% of annual salary to 150% of annual salary to reflect his reduced role as the Executive Chairman of the Company. The Committee made no changes to the target annual incentive opportunities (as a percentage of base salary) for J. Paul Raines, Tony D. Bartel, Robert A. Lloyd, or Michael K. Mauler.

Fiscal 2013 Long-term Incentive Awards

The aforementioned fiscal 2013 long-term incentive opportunities approved by the Committee were awarded in the form of restricted shares and stock options. The Committee believes this structure helps to align the interests of our executive officers with the interests of the Company’s shareholders.

Approximately one-half of the value of the fiscal 2013 awards are restricted stock grants subject to vesting both on the basis of continued service and the achievement of defined performance goals (“Performance Grants”), with awards to be earned in a greater or lesser amount if performance is above or below target. Approximately twenty-five percent of the value of the fiscal 2013 awards are restricted stock grants subject to vesting based on continued service with a performance condition to achieve tax deductibility under Internal Revenue Code Section 162(m), and the remaining approximately twenty-five percent of the value of the fiscal 2013 awards are stock option grants subject to vesting solely on the basis of continued service (collectively, the “Time-Vested Grants”).  Specifically, the Committee approved the following grants to the above-listed executive officers:

2013 Long-term Incentive Awards – Stock-Denominated Grants

Name and Position	Time-Vested Stock Option Grant (1)	Time-Vested Restricted Stock Grant (2)	Restricted Stock Performance Grant – EPS (3)	Restricted Stock Performance Grant – ROIC (4)	Total Target Value (5)
Daniel A. DeMatteo Executive Chairman	87,930	25,200	25,200	25,200	$2,500,000
J. Paul Raines Chief Executive Officer	140,670	40,320	40,320	40,320	$4,000,000
Tony D. Bartel President	84,390	24,180	24,180	24,180	$2,400,000
Robert A. Lloyd Executive Vice President & Chief Financial Officer	59,100	16,950	16,950	16,950	$1,680,000
Michael K. Mauler Executive Vice President GameStop International	42,210	12,090	12,090	12,090	$1,200,000

(1)	Options for Class A Common Stock, vesting in equal annual installments on February 22nd of each of the years 2014 through 2016, with an exercise price of $24.82.

(2)
Restricted Shares of Class A Common Stock, subject to a performance condition tied to net income with such target to be measured following the completion of fiscal 2013 in order to achieve tax deductibility under Internal Revenue Code Section 162(m). The earned shares will vest in equal annual installments on February 22nd of each of the years 2014 through 2016.

(3)
Restricted Shares of Class A Common Stock, subject to a performance target tied to earnings per share with such target to be measured following the completion of fiscal 2013.  The earned shares will vest in equal annual installments on February 22nd of each of the years 2014 through 2016.

(4)
Restricted Shares of Class A Common Stock, subject to a three-year performance target tied to return on invested capital to be measured following the completion of the three-year period ended January 30, 2016.  The earned shares will vest immediately on February 22, 2016.

(5)	The value of stock denominated awards is based on a stock price of approximately $24.82 per share of Class A Common Stock, the closing price of the Company’s Class A Common Stock on February 22, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMESTOP CORP.
(Registrant)

Date: February 26, 2013
/s/ Robert A. Lloyd
Name: Robert A. Lloyd
Title: Executive Vice President and Chief Financial Officer